UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-32191	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Pratt Street, Baltimore, Maryland 21202

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On September 24, 2012, Mary K. Bush was elected to serve on the Board of Directors (the “Board”) of T. Rowe Price Group, Inc. (the “Company”). The appointment is effective on October 22, 2012, which is the date of the Company's next meeting of the Board. Ms. Bush has served as the president of Bush International, LLC, which advises U.S. corporations and foreign governments on international capital markets, and strategic business and economic matters, since 1991. She is also a senior managing director of Brock Capital Group, a corporate advisory and consulting firm. Previously, Ms. Bush has served as head of the Federal Home Loan Bank System, head of international finance at Fannie Mae, and the U.S. government's representative on the International Monetary Fund Board. Ms. Bush serves on the boards of directors of Discover Financial Services, ManTech International Corporation, and Marriott International, Inc., and until recently, she served on the board of directors of the Pioneer Family of Mutual Funds. Ms. Bush holds a Master of Business Administration degree in finance from the University of Chicago and a Bachelor of Arts degree in economics and political science from Fisk University.

In connection with her appointment to the Board on October 22, 2012, and pursuant to the Company's 2007 Non-Employee Director Equity Plan, the Company will grant Ms. Bush her choice of either 4,000 restricted shares or restricted stock units that vest on October 22, 2013.

There is no arrangement or understanding between Ms. Bush and any other person pursuant to which Ms. Bush was selected as a director. Ms. Bush will serve as a member of the Executive Compensation Committee of the Board. Ms. Bush does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Ms. Bush is an independent director under applicable Nasdaq rules.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press release dated September 24, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
T. Rowe Price Group, Inc.
By: /s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President and Chief Financial Officer
Date: September 24, 2012